United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of

the Securities Exchange Act of 1934

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

ON Semiconductor Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

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(4)	Date filed:

Keith D. Jackson President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of ON Semiconductor Corporation will be held at the Phoenix Airport Marriott located at 1101 North 44th Street, Phoenix, AZ 85008 on Wednesday, May 18, 2005 at 9:30 A.M., local time, for the following purposes:

1. To elect three Class III Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2008 or until his successor has been duly elected and qualified, or until the earlier of his resignation, removal or disqualification;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

3. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on March 22, 2005, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of ON Semiconductor Corporation, Law Department, 5005 E. McDowell Road, Phoenix, AZ 85008 between the hours of 8:30 A.M. and 5:00 P.M., local time, each weekday. Such list will also be available at the Annual Meeting.

Your vote is very important to us. Please vote as soon as possible by signing, dating and returning the proxy card in the enclosed postage-paid envelope.

Sincerely yours,

April 12, 2005

IMPORTANT NOTICE

PLEASE VOTE YOUR SHARES PROMPTLY

ON SEMICONDUCTOR CORPORATION

5005 E. McDowell Road

Phoenix, Arizona 85008

PROXY STATEMENT

This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (“Board”) of ON Semiconductor Corporation (“We” or the “Company”) of proxies to be used at its Annual Meeting of Stockholders to be held on Wednesday, May 18, 2005 at 9:30 A.M., local time, at the Phoenix Airport Marriott located at 1101 North 44th Street, Phoenix, AZ 85008 and at any adjournment or postponement thereof (“Annual Meeting”). This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about April 12, 2005.

Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares via mail as more fully described in the proxy card. All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted in favor of:

1.  Election of three Class III Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2008 or until his successor has been duly elected and qualified, or until the earlier of his resignation, removal or disqualification; and

2.  Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year.

If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.

Record Date and Quorum

The Board has fixed the close of business on March 22, 2005, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 255,081,947 shares of our common stock and 10,000 shares of our Series A cumulative convertible redeemable preferred stock (“Series A preferred stock”) outstanding. Holders of common stock and Series A preferred stock vote together as a single class. Each share of Series A preferred stock is entitled to a number of votes equal to the number of shares of common stock into which such share of Series A preferred stock would be convertible on the record date at an assumed conversion price, for voting purposes, of $3.19. Under this formula, each share of Series A preferred stock is entitled to 4,150.1921 votes for a total number of votes of 41,501,921 for the Series A preferred stock which represents approximately 14% of the aggregate votes able to be cast at the Annual Meeting. In summary, a total of 296,583,868 votes representing common stock and Series A preferred stock are entitled to be cast at the Annual Meeting.

The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Required Vote

A plurality of the votes duly cast at the Annual Meeting is required for the election of Directors. The three Director-nominees receiving the highest number of votes will be elected. Withheld votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors. The affirmative vote of a majority of the votes duly cast at the Annual Meeting is required to approve Proposal 2. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on such proposal.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy of a later date, or by attending the Annual Meeting and voting in person.

MANAGEMENT PROPOSALS

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is currently divided into three classes of Directors. Directors hold office for staggered terms of three years or until their successors are duly elected and qualified, or until the earlier of their resignation, removal or disqualification. One of the three classes is elected each year to succeed the Directors whose terms are expiring. Class III Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2008. The Class I Directors’ terms will expire in 2006. William Franke, a Director since December 1999, resigned as a Class I Director effective August 1, 2004. The Board has decided not to fill this vacancy at this time. The Class II Directors’ terms will expire in 2007.

The Board has determined that each of the following directors and nominees is independent according to the applicable rules of the Securities and Exchange Commission (“Commission”) and the listing standards of NASDAQ: J. Daniel McCranie, Richard W. Boyce, Kevin R. Burns, Justin T. Chang, Curtis J. Crawford, Jerome N. Gregoire, Emmanuel T. Hernandez and John W. Marren.

Pursuant to an Investment Agreement dated September 7, 2001, TPG ON Holdings LLC, an affiliate of the Texas Pacific Group (“TPG”), purchased 10,000 shares of our Series A preferred stock for $100 million in cash. In accordance with the terms of the Investment Agreement and the certificate of designations relating to the Series A preferred stock, TPG ON Holdings LLC is entitled to designate two Directors to serve on our Board. As of March 7, 2005, affiliates of TPG beneficially owned all of our Series A preferred stock and approximately 52.7% of our outstanding common stock as determined on an as-converted basis including the common stock held directly and common stock that is or may become issuable upon conversion of the Series A preferred stock after giving effect to accrued and unpaid dividends within 60 days of March 7, 2005. TPG ON Holdings LLC has confirmed to us in writing that, without limiting or impairing its future exercise of its designation rights under the Investment Agreement and certificate of designations, it will not exercise its right to designate relevant Director nominees for election at the Annual Meeting. See “Relationships and Related Transactions” below.

Proxies will be voted FOR the election of the nominees, unless you withhold your vote or indicate otherwise on your proxy card. The Board has no reason to believe that any of these nominees will be unable to serve. If, however, any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

Class III—Terms Expiring in 2008

Keith D. Jackson, 49, a Director since November 2002. Mr. Jackson was elected as a Director and appointed as President and Chief Executive Officer (“CEO”) in November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining our Company, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable

Products Groups beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the Board of Directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated including engineering and management positions from 1973 to 1986.

Jerome N. Gregoire, 53, a Director since February 2000. Mr. Gregoire is currently a writer with IDG Publications and a real estate developer in Austin, Texas. From July 1996 until November 1999, Mr. Gregoire was the Senior Vice President and Chief Information Officer of Dell Computer Corporation. Prior to joining Dell, Mr. Gregoire spent 10 years with PepsiCo, Inc., most recently as Vice President of Information Systems for Pepsi-Cola Company.

John W. Marren, 42, a Director since July 2000. Mr. Marren is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas. From 1996 through April 2000, Mr. Marren was Managing Director and Co-Head of Technology Investment Banking at Morgan Stanley. From 1992 to 1996, he was Managing Director and Senior Semiconductor Analyst at Alex, Brown and Sons. Mr. Marren is currently the Chairman of the Board of MEMC Electronic Materials, Inc. and serves on the Boards of Directors of GlobespanVirata and Conexant Systems, Inc.

The individuals listed below are presently serving as Directors.

Class I—Terms Expiring in 2006

Curtis J. Crawford, 57, a Director since September 1999. Dr. Crawford served as our Chairman of the Board from September 1999 until his resignation from that position in April 2002. Dr. Crawford is Founder, President and Chief Executive Officer of XCEO, Inc., a consulting firm specializing in leadership and corporate governance providing mentoring and support for executives. Prior to founding XCEO, Inc. he was the President and Chief Executive Officer of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks located in Richmond, California from February 2002 to April 2003. From 1998 to March 2001, he was Chairman, and from 1998 to January 2001, he was President and Chief Executive Officer of Zilog, Inc., a semiconductor design, manufacturing and marketing company based in Campbell, California. On February 28, 2002, one year after Dr. Crawford left Zilog, Inc., it filed for protection under Chapter 11 of the Bankruptcy Code. From 1997 to 1998, Dr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Dr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior to 1988, he served in various sales, marketing and executive management positions at various divisions of IBM. Dr. Crawford currently serves as a member of the Board of Trustees of DePaul University and as a member of the Boards of Directors of ITT Industries, Inc., E.I. du Pont de Nemours and Agilysys, Inc.

Richard W. Boyce, 50, a Director since September 1999. Mr. Boyce is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas. From 1997 through January 2000, Mr. Boyce was President of CAF, Inc., a consulting firm that provided operating support and oversight to various companies controlled by TPG. Mr. Boyce periodically served, between 1997 and 1999, as Chief Executive Officer of J. Crew Group, Inc. He was a Director there from 1996 to 1999. Mr. Boyce served as Senior Vice President of Operations for Pepsi-Cola North America (“PCNA”) from 1996 to 1997 and as its Chief Financial Officer from 1994 to 1996. From 1992 to 1994, Mr. Boyce served as Senior Vice President—Strategic Planning for PCNA. Prior to joining PCNA, Mr. Boyce was a Director at the management-consulting firm of Bain & Company, where he was employed from 1980 to 1992. Mr. Boyce also serves on the Boards of Directors of Burger King Corporation, J. Crew Group, Inc., Spirit Group Holdings, Ltd. and Kraton Polymers LLC.

Class II—Terms Expiring in 2007

J. Daniel McCranie, 61, Chairman of the Board since August 2002 and a Director since November 2001. From 1993 to 2001, Mr. McCranie was employed by Cypress Semiconductor Corporation, a diversified, broadline semiconductor supplier with a communications focus located in San Jose, California, most recently as Vice President, Marketing and Sales. He retired from that position in 2001. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. Mr. McCranie became Chairman of the Board of Virage Logic Corporation in August 2003. Virage Logic Corporation is a provider of application-optimized semiconductor intellectual property (semiconductor IP) platforms based on memory, logic and design tools that are silicon proven and production ready. Mr. McCranie also serves as a member of the Boards of Cypress Semiconductor Corporation and Actel Corporation.

Kevin R. Burns, 41, a Director since March 2004. Mr. Burns is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas, where he has been employed since 2003. Prior to joining TPG, from 1998 to 2003 he served as Executive Vice President and Chief Materials Officer of Solectron Corporation, an electronics manufacturing services provider. Prior to joining Solectron, Mr. Burns served as Vice President of Worldwide Operations of the Power Generation Business Unit of Westinghouse Corporation, and President of Westinghouse Security Systems. Prior to joining Westinghouse, he was a consultant at McKinsey & Co., Inc. and spent three years at the General Electric Corporation in various operating roles. Mr. Burns currently serves on the Board of Directors of Isola Corporation, a provider of electronic materials and of Celerity, a provider of fluid delivery systems into the semiconductor industry.

Justin T. Chang, 37, a Director since August 1999. Mr. Chang is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas, where he has been employed since 1993.

Emmanuel T. Hernandez, 49, a Director since November 2002. Mr. Hernandez is Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor Corporation located in San Jose, California, a diversified broadline semiconductor supplier with a communications focus, having joined as Corporate Controller in 1993. Prior to that, he held various financial positions with National Semiconductor Corporation from 1976 through 1993.

Required Vote

The three Class III Director-nominees receiving the highest number of votes will be elected. Withheld votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.

The Board of Directors recommends a vote “for” approval of Proposal 1.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as independent registered public accounting firm (i) to audit our consolidated financial statements for the year ending December 31, 2005 and (ii) to report on management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting as of December 31, 2005, and is seeking ratification by the stockholders of this appointment.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our Bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice.

If the stockholders fail to ratify the election, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee, in their discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interest and the best interest of our stockholders.

AUDIT AND RELATED FEES

The Audit Committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers, our independent registered public accounting firm, as well as the fees charged by PricewaterhouseCoopers for such services. In its review of non-audit service fees and its appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

Fees Billed by PricewaterhouseCoopers    The below table sets forth the aggregate fees billed for audit and other services provided by PricewaterhouseCoopers during the last two fiscal years. These fees do not reflect all fees incurred, only fees actually billed.

Fee Type	Fiscal 2004	Fiscal 2003
	(in millions)	(in millions)
Audit Fees (1)	$1.7	$1.2
Audit-Related Fees (2)	0.1	0.1
Tax Fees (3)	0.9	1.0
All Other Fees (4)	0.0	0.0

Total Fees	$2.7	$2.3

(1)	Includes fees billed for each of the last two fiscal years for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint venture, and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents. For fiscal year 2004, includes fees billed of approximately $0.5 million (of a total estimate of $2.2 million) for professional services rendered in connection with the audit by PricewaterhouseCoopers of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Includes fees billed for each of the last two fiscal years for professional services rendered in connection with audits of the financial statements of certain of our employee benefit plans, assistance with mergers and acquisitions, and consultations relating to accounting and reporting matters.
(3)	Includes fees billed for each of the last two fiscal years for professional services rendered in connection with the preparation of our federal and state income tax returns as well as the income tax returns of certain of our subsidiaries worldwide, tax planning, tax advice, assistance with mergers and acquisitions, consultations relating to transfer pricing, and personal tax services provided to certain of our officers and expatriate employees.
(4)	Includes other fees billed for each of the last two fiscal years for professional services not included in the above categories.

Policy on Audit Committee Pre-Approval or Audit and Permissible Non-Audit Services.    Under the Audit Committee charter, the Audit Committee is to pre-approve all audit services and permitted non-auditing services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services prescribed in federal securities laws and regulations. The Audit Committee may delegate authority to one or more members to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the Audit Committee at its next scheduled meeting. During 2004, all audit and permissible non-audit services were pre-approved pursuant to its charter.

The Audit Committee has determined that the provision of services, if any, described above is compatible with maintaining PricewaterhouseCoopers’ independence.

Required Vote

The affirmative vote of a majority of the votes duly cast is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.

The Board of Directors recommends a vote “for” approval of Proposal 2.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board met 8 times last year and the committees of the Board held a total of 29 meetings. On average, the Directors attended 91% of the total Board and committee meetings held in 2004. Mr. Burns and Mr. Franke attended less than 75% of the aggregate number of meetings of the Board and the committees on which they served in 2004. As mentioned above, Mr. Franke tendered his resignation as a member of the Board on August 1, 2004. We do not currently have a policy with regard to Director’s attendance at the Annual Meeting of Stockholders; however, two Directors, J. Daniel McCranie and Keith D. Jackson, attended the Annual Meeting of Stockholders on May 19, 2004.

Committees of the Board

Audit Committee:    The Audit Committee takes such actions, on behalf of the Board, as are necessary to monitor the integrity of our corporate financial reporting; to provide to the Board the results of its monitoring and recommendations derived therefrom; to outline to the Board changes made, or to be made, in disclosure controls and procedures (including internal control over financial reporting) noted by the Audit Committee; to appoint, determine funding for, pre-approve services by, and oversee our independent registered public accounting firm; to review the independence, qualifications and performance of our internal auditors and independent registered public accounting firm; to oversee that management has the processes in place to assure our compliance with all applicable corporate policies, and legal and regulatory requirements; and to provide such additional information and materials as it may deem necessary to make the Board aware of significant matters that require the Board’s attention. It prepares an annual report required by the rules of the Commission for inclusion in our proxy statement. The Audit Committee has the authority, to the extent necessary, to retain independent legal, accounting or other advisors. We will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to such advisors for the purpose of rendering or issuing a report and to any advisors employed by the Audit Committee. The Audit Committee has various other authorities and responsibilities, including its policies and procedures for pre-approval of services of our independent registered public accounting firm, as set forth in its formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually. At least quarterly, the Audit Committee discusses critical accounting policies with our management. The Audit Committee meets periodically to consider the adequacy of its disclosure controls and procedures (including internal control over financial reporting). The Board has determined that each member of the Audit Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Board has also determined that each member of the Audit Committee is financially competent under the current listing standards of NASDAQ. The Audit

Committee includes at least one independent Director who has been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with Commission rules. Emmanuel T. Hernandez is the independent Director who has been determined to be an “audit committee financial expert.” See “Audit Committee Report” below for more information on this committee. The Audit Committee met 15 times in 2004.

Compensation Committee:    The Compensation Committee, on behalf of the Board, is responsible for developing and applying compensation policies and all elements of compensation for the Chief Executive Officer, other executive officers and any other employees whose total compensation is substantially similar to such other officers, and non-employee Directors (“Outside Directors”). It is also responsible for administering our stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs. Included in its duties are annually reviewing and approving corporate goals and objectives and evaluating performance in light of those goals and objectives relevant to the compensation of the Chief Executive Officer and senior executives, including all executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”). The Compensation Committee also develops policies and procedures for the succession of the Chief Executive Officer and other key executives. It produces an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee may retain and terminate any compensation consultants or other advisors and has the authority to approve such consultant’s or advisor’s fees. The Compensation Committee has various other authorities and responsibilities as set forth in its formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually. The Board has determined that each member of the Compensation Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. See “Compensation Committee Report” below for more information on this Committee and for a discussion of independence with regard to Internal Revenue Code Section 162(m). The Compensation Committee met six times in 2004.

Corporate Governance and Executive Committee:    The Corporate Governance and Executive Committee has the authority to exercise all delegable powers of the full Board when the Board is not in session. It does not, however, have the power, among other things, to amend the Bylaws or Certificate of Incorporation; declare dividends; fix compensation of Directors for serving on the Board or on any committee; appoint or remove the Chairman of the Board or the President and Chief Executive Officer; or take any action that requires stockholder approval. With respect to corporate governance, this Corporate Governance and Executive Committee makes recommendations to the Board regarding the size of the Board; reviews and makes recommendations to the Board regarding committee assignments and updates and amendments to the Corporate Governance Guidelines; reviews, in consultation with the Compensation Committee, and recommends to the Board compensation of the Outside Directors; and reviews and makes recommendations to the Board regarding other matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the Corporate Governance and Executive Committee. The Corporate Governance and Executive Committee has various other authorities and responsibilities as set forth in its formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually. A sub-committee of the Corporate Governance and Executive Committee met once in 2004, and the Corporate Governance and Executive Committee, as a whole, met five times in 2004.

Nominating Committee:    The Nominating Committee, on behalf of the Board, has the duty of identifying and evaluating Director nominees. The Nominating Committee considers the following factors regarding Board membership: the appropriate size of the Company’s Board of Directors; needs of the Company with respect to the particular talents and experience of its Directors; knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board; familiarity with the semiconductor industry; experience in political affairs; experience with accounting rules and practices; and the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members. The Company’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating Committee will also consider candidates with appropriate non-business backgrounds. Other than the foregoing, there are no stated criteria for Director nominees, although the Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating Committee does, however, believe it appropriate for at least one, and preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by Commission and NASDAQ rules. The Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board. The Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Nominating Committee decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Nominating Committee may engage in research to identify qualified individuals. For a description of the procedure for stockholder nominations, see “Miscellaneous Information—Stockholder Nominations and Proposals” below. The Nominating Committee’s authority and responsibilities are set forth in its formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually. The Board has determined that each member of the Nominating Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Nominating Committee was formed in March 2004, and did not meet in 2004. Prior to the formation of the Nominating Committee, the nominating responsibility was handled by the Corporate Governance and Executive Committee.

Board Committee Membership

Corporate Governance and Executive Committee	Audit Committee	Compensation Committee	Nominating Committee
J. Daniel McCranie*	Emmanuel T. Hernandez*	Richard W. Boyce*	J. Daniel McCranie*
Richard W. Boyce	Curtis J. Crawford	Jerome N. Gregoire	Richard W. Boyce
Curtis J. Crawford	Jerome N. Gregoire	J. Daniel McCranie	Curtis J. Crawford
Keith D. Jackson	J. Daniel McCranie

*	Chairman

Compensation of Directors

Generally, in accordance with our Corporate Governance Principles described below, Directors’ annual compensation consists of a combination of cash and stock option based incentives. In 2004, our Chairman of the Board (“Chairman”) received quarterly payments of $25,000. Outside Directors received a quarterly cash retainer of $5,000. Except as discussed below, Outside Directors do not receive any additional compensation for their services as a Director. Members of the Audit Committee received an additional quarterly payment of $2,500. During 2004 Outside Directors received a meeting fee of $1,500 for each Board and committee meeting they attended in person, and a meeting fee of $500 for each Board and committee meeting they attended by telephone. All Directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings and perform other relevant Board duties. Directors affiliated with TPG declined payment of meeting fees in 2004.

Mr. McCranie has significant leadership roles as the Chairman of the Board, Chairman of the Corporate Governance and Executive Committee, Chairman of the Nominating Committee, member of the Audit Committee and member of the Compensation Committee. In February 2005, the Board requested that Mr. McCranie provide additional leadership and devote additional time and attention in his capacity as Chairman of the Board in light of, and in response to, both general and specific needs of the Board and the Company. Mr. McCranie agreed to this request. The Compensation Committee and Corporate Governance and Executive

Committee (collectively, “Committees”), in accordance with our Corporate Governance Principles, approved changes to Mr. McCranie’s compensation and recommended that the Board do the same. As a result, the Board and Committees, after reviewing the total compensation of the Chairman, in light of his existing time commitments as Chairman, and the anticipated amount of time that he would be required to devote during the next two years, determined that: (1) the cash retainer portion of Mr. McCranie’s compensation be increased from $25,000 per quarter to $50,000 per quarter, effective as of February 1, 2005; and (2) Mr. McCranie be granted a stock option to purchase 150,000 shares of our common stock. This non-qualified stock option was granted effective February 10, 2005 under the Company’s 2000 Stock Incentive Plan (“SIP”), as amended from time-to-time, and is subject to a separate stock option agreement. The stock option agreement provides for pro rata vesting over a two-year period beginning on the grant date and continuing to vest (i) so long as Mr. McCranie continues to serve as Chairman, or (ii) until such time as the Board adopts a resolution terminating further vesting of such award based upon the Board’s continuing review of the time expended by Mr. McCranie in his role as Chairman. The stock option has an exercise price of $4.40, which equaled the closing price of our common stock on the grant date. As a result of the above, Mr. McCranie’s total annual cash compensation for his various Board services for us will be $210,000, which includes the $10,000 per year retainer paid to all members of the Audit Committee. He will continue to receive Board and committee meeting fees, and reimbursement for reasonable expenses incurred to attend Board and committee meetings and perform other relevant Board duties. Mr. McCranie will also continue to receive annual stock option grants that all other Outside Directors are expected to receive during the first quarter of each fiscal year.

Outside Directors participate in the 1999 Founders Stock Option Plan (“Founders Plan”) and the SIP. During February 2004, each existing Outside Director received an option to purchase 7,000 shares of our common stock at the exercise price of $7.02 per share. These options vest annually on a pro rata basis over a three-year period beginning on the first anniversary of the date of the grant. Our Chairman was also granted an option with immediate vesting to purchase an additional 10,000 shares at the exercise price of $7.02. In addition, options were granted to certain Directors in order to harmonize the number and value of existing stock option grants to all Board members. Messrs. Boyce, Crawford and Chang each received an option to purchase 12,983 shares, and Messrs. Gregoire and Marren received an option to purchase 12,197 and 12,593 shares, respectively. All of these options vested immediately on the date of the grant and had an exercise price of $7.02. Mr. Burns received an option to purchase 20,000 shares at an exercise price of $9.00 upon joining the Board in March 2004. The option vests annually on a pro rata basis over a three-year period beginning on the first anniversary of the grant date. All options granted to our Directors have an exercise price equal to the closing price of our common stock on the date of the grant.

Under the Director Deferred Compensation Plan adopted in March 2000, Outside Directors may defer up to 100% of their annual retainer and meeting fees on substantially the same terms and conditions as the Executive Deferred Compensation Plan described below.

For further information, see “Relationships and Related Transactions” and “Compensation of Executive Officer—Employment, Severance, and Change In Control Agreements and Arrangements” below.

Corporate Governance Principles

The Board, at the recommendation of the Corporate Governance and Executive Committee, approved an amendment to the ON Semiconductor Corporation Corporate Governance Principles (“Principles”) which were originally adopted in 2003. These Principles provide guidance for all types of corporate governance matters and these are available on our website at www.onsemi.com. Among other matters, the Principles include the following items:

The Role of Board and Management.    Our business is conducted by its employees, managers and officers, under the direction of the CEO and the oversight of the Board to enhance the long-term value of the Company for its stockholders. Both our Board and management realize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, recruits, customers, suppliers, creditors, ON Semiconductor communities, government officials and the public at large.

Functions of the Board.    The Board has four regularly scheduled meetings at which it reviews and discusses reports by management on our performance. In addition to general oversight of management, the Board and its committees also perform specific functions, including selection of the CEO, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions, assessing risks and ensuring that processes are in place for maintaining the integrity of the Company and its stakeholders.

Qualifications.    Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. See “Proposal 1—Election of Directors” above, regarding classification of Directors.

Independence of Directors.    We will seek to have, at a minimum, a sufficient number of independent Directors to comply at all times with relevant and applicable Commission, NASDAQ and other rules and regulations.

Board Committees.    See “—Committees of the Board” above, for information regarding committees established by the Board.

Compensation of the Board.    The Corporate Governance and Executive Committee, in consultation with the Compensation Committee, has the responsibility for recommending to the Board compensation and benefits for Outside Directors. In determining compensation and benefits, they are guided by three goals: compensation should fairly pay directors for work required in a company of our size and scope; align Directors’ interests with the long-term interests of stockholders; and the structures of the compensation should be simple, transparent and easy for stockholders to understand. Generally, the Corporate Governance and Executive Committee believes that these goals will be served by compensating Outside Directors with cash and/or stock options.

Other Matters.    The Principles include a discussion on how the Board and stockholders together determine Board membership, the annual self-examination by the Directors and determination of the Board agenda, the process available for reporting concerns to the Audit Committee relating to our accounting and auditing matters, compensation of the Board, and other matters typical of Boards of Directors of other publicly traded semiconductor or peer companies.

Code of Business Conduct

We have adopted a broad Code of Business Conduct (“Code”) for Directors and employees. Within this Code is a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller, and other persons performing similar functions, as well as to our Directors and each member of our Finance Department. We believe that the Code satisfies the standards promulgated by the Commission and NASDAQ. The Code, including future amendments, is available free of charge on our website (www.onsemi.com) or by contacting our Office of Investor Relations, 5005 E. McDowell Road, Phoenix, AZ 85008. The Code was also filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003.

Compliance and Ethics Program

We have a Compliance and Ethics Program designed to prevent and detect violations of our Code of Business Conduct, other standards of conduct and the law. A major goal of the Compliance and Ethics Program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. In this regard, we have established avenues for parties external to the Company to raise compliance and ethics concerns to our Chief Compliance & Ethics Officer with respect to our employees, Directors and third parties doing business with the Company. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by: (1) calling the Ethics Hotline telephone number at 800-952-3752 (or outside of the U.S. at 602-244-3839; (2) mailing a note to Chief Compliance & Ethics Officer, ON Semiconductor, Law Department, M/D-A-700, 5500 E. McDowell Road, Phoenix, AZ 85008; or (3) emailing a note to our Chief Compliance & Ethics Officer at sonny.cave@onsemi.com.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth information concerning compensation earned by, or paid for, services provided to us and our subsidiaries for the periods indicated to: (1) our current Chief Executive Officer; and (2) the four most highly paid executive officers who were serving as executive officers at the end of the last fiscal year (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position (1)	Year	Salary	Bonus (2)	Other Annual Compensation (3)	No. of Securities Underlying Options (4)	All Other Compensation (5)
Keith D. Jackson President and Chief Executive Officer	2004 2003 2002	$515,000 519,231 46,154	$341,235 0 0	$14,400 14,400 1,329	300,000 0 1,200,000	$6,985 63,410 200,078
William George Senior Vice President, Operations	2004 2003 2002	339,039 335,500 315,000	174,456 0 0	14,400 14,400 14,400	75,000 100,000 200,000	8,435 9,206 9,076
William R. Bradford Senior Vice President of Sales and Marketing	2004 2003 2002	325,000 332,308 215,385	172,652 174,468 399,977	14,400 14,400 9,692	120,000 75,000 600,000	6,467 7,314 520,064
Donald Colvin Senior Vice President, Chief Financial Officer and Treasurer	2004 2003 2002	325,000 258,461 —	236,445 0 —	14,400 11,077 —	150,000 600,000 —	11,478 37,768 —
George H. Cave Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary	2004 2003 2002	276,731 277,269 251,000	122,185 0 39,809	14,400 9,600 —	70,000 140,000 50,000	6,558 7,383 7,640

(1)	Mr. Jackson joined us as President and Chief Executive Officer effective November 19, 2002; Mr. Bradford became our Senior Vice President of Sales and Marketing effective March 28, 2002. Mr. George joined us as Senior Vice President, Operations at inception on August 4, 1999. Mr. Colvin was not employed by us during 2002; he joined us on March 17, 2003 as the Senior Financial Director, and became our Senior Vice President, Chief Financial Officer and Treasurer on April 2, 2003. Mr. Cave joined us at our inception on August 4, 1999 as General Counsel, was appointed Vice President and Secretary on March 8, 2000, became a Senior Vice President on May 22, 2003 and became our Chief Compliance & Ethics Officer in August 2004.
(2)

In 2004, performance-based bonuses were paid to our Named Executive Officers as set forth above. There were no performance-based bonuses paid to our Named Executive Officers in the year 2003 for the 2002 measurement period. For Mr. Bradford, amounts listed in 2003 include a special “stay” bonus of $50,000 plus tax gross-up payments for federal, state and local taxes (“Tax Gross-up”) of $28,468 and a special one-time bonus of $96,000 pursuant to his employment arrangement. There were no performance-based bonuses paid to our then current Named Executive Officers in the year 2002 for the 2001 measurement period. Amounts listed in 2002 for Mr. Cave include a performance-based bonus of $39,809 and for Mr. Bradford include a special one-time bonus of $250,000 plus Tax Gross-up of $149,977 pursuant to his employment agreement. See “—Employment, Severance, and Change In Control Agreements and Arrangements” below.

(3)	For each of the Named Executive Officers amounts in this column consist of a car allowance of $1,200 per month upon each becoming a Senior Vice President or above for us.
(4)	During 2004, Messrs, Jackson, George, Bradford, Colvin and Cave received an option to purchase 300,000, 75,000, 120,000, 150,000 and 70,000 shares, respectively, at the per share exercise price of $7.02. During 2003, Messrs. George, Bradford and Cave received an option to purchase 100,000, 75,000 and 140,000 shares, respectively, at the per share exercise price of $1.25. Mr. Colvin received an option to purchase 600,000 shares at the per share exercise price of $1.31 pursuant to his employment arrangement. During 2002, Messrs. Jackson and Bradford received an option to purchase 1,200,000 and 600,000 shares, respectively, at the respective per share exercise prices of $1.80 and $4.20 pursuant to their employment agreements/arrangements, and Messrs. George and Cave received an option for 200,000 and 50,000 shares, respectively, at the per share exercise price of $3.22. Generally, except as described below, options were granted under the SIP or Founders Plan and vest annually on a pro rata basis over a four-year period, subject to continued employment, beginning on the first anniversary of the grant date, and the per share exercise price for each of the option grants is 100% of the fair market value on the grant date. See “—Options Grants in Last Fiscal Year” and “—Employment, Severance, and Change In Control Agreements and Arrangements” below for special vesting and other option terms for certain individuals.
(5)	During 2004, our 401(k) plan match for each of our Named Executive Officers was $6,150; Messrs, Jackson, George, Bradford, Colvin and Cave, respectively, received $835, $2,285, $317, $757 and $408 for group term life insurance payments; and Mr. Colvin received a relocation supplement of $3,466 with a Tax-Gross-up of $1,105. During 2003, Mr. Jackson and Mr. Colvin each received a relocation supplement of $46,042 and $29,309, respectively, with Tax-Gross-ups of $9,712 and $7,397, respectively, pursuant to their respective employment agreement/arrangement. Included for 2003 is our 401(k) plan match for Messrs. Jackson, George, Bradford and Cave of $6,000 each; and for Messrs. Jackson, George, Bradford, Colvin and Cave, disability insurance, group term life insurance and/or Cobra or other medical insurance payments of $1,656, $3,206, $1,314, $1,062 and $1,383 respectively. During 2002, Mr. Jackson received a $200,000 relocation supplement pursuant to his employment agreement and a group term life payment of $78. Mr. Bradford received a $257,500 payment related to the sale of his former house and other taxable and non-taxable relocation benefits of $256,000. Included for 2002 is our 401(k) plan match for Messrs. George, Bradford and Cave of $6,000 each; disability insurance, group term life insurance and/or Cobra or other medical insurance payments of $3,076, $564 and $1,340 respectively; and for Mr. Cave a $300 tax equalization payment for relocation.

For further information regarding these payments, see “—Employment, Severance, and Change In Control Agreements and Arrangements” below.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding individual grants of options to purchase our common stock to the Named Executive Officers in 2004.

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation For Option Term
					5%($)	10%($)
Keith D. Jackson	300,000	4.12%	$7.02	02/05/2014	$1,324,452	$3,356,422
William George	75,000	1.03%	$7.02	02/05/2014	$331,113	$839,105
William Bradford	120,000	1.65%	$7.02	02/05/2014	$529,781	$1,342,569
Donald Colvin	150,000	2.06%	$7.02	02/05/2014	$662,226	$1,678,211
George H. Cave	70,000	0.96%	$7.02	02/05/2014	$309,039	$783,165

(1)	For Messrs Jackson, Bradford, Colvin and Cave, the option will vest annually on a pro rata basis over a four-year period beginning on the first anniversary of the grant date, subject to continued employment and certain “Change in Control” provisions defined in their respective employment agreements and/or arrangements, if applicable. For Mr. George, the option vests on the earliest of (a) the first anniversary of the grant date, (b) the Scheduled Termination Date (as defined in his employment agreement) or (c) the date his employment is terminated without cause or for good reason (as defined in his employment agreement). See “—Employment, Severance, and Change In Control Agreements and Arrangements” below.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

The following table sets forth, on an aggregate basis, certain information with respect to the value of unexercised options held by the Named Executive Officers at the end of 2004.

Name	Number of Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-The-Money Options at December 31, 2004 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Keith D. Jackson	—	—	600,000	900,000	$1,644,000	$1,644,000
William George	—	—	808,383	75,000	$1,834,332	—
William Bradford	—	—	318,750	476,250	$163,688	$287,063
Donald Colvin	—	—	150,000	450,000	484,500	$1,453,500
George H. Cave	—	—	181,550	207,500	$347,778	$378,450

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	In-the-money options include only options for which the underlying security price at December 31, 2004 was greater than the exercise price of the options. The value of exercisable and unexercisable options equals the difference between the option exercise price and the closing price of our common stock on December 31, 2004 (the last day of trading for the fiscal year ended December 31, 2004), multiplied by the number of shares underlying the options. The closing price of our common stock on December 31, 2004, as reported on NASDAQ, was $ 4.54 per share.

RETIREMENT PLAN

The following table shows the estimated annual benefits payable under the ON Semiconductor Grandfathered Pension Plan (“Retirement Plan”) for employees who are eligible under the criteria stated below assuming a life annuity benefit:

	Years of Service
Remuneration	15	20	25	30	35
$100,000	$27,573	$33,422	$37,041	$38,489	$38,489
125,000	35,609	43,279	48,149	50,096	50,096
150,000	43,645	53,136	59,256	61,704	61,704
175,000	51,681	63,993	70,363	73,311	73,311
205,000*	60,038	73,245	81,914	85,382	85,382

*	The maximum pay for the 2004 Plan Year

We maintain a Retirement Plan that covers employees within the United States who were formerly with Motorola, including one Named Executive Officer. In connection with the Recapitalization, we established the ON Semiconductor Pension Plan (“Original Plan”). In 1999, the Original Plan was amended so that benefit accruals under the Original Plan were discontinued effective December 31, 2004 for those employees whose combined age and years of service equaled or exceeded 65 at August 4, 1999 (the “Grandfathered Employees”). Benefit accruals under the Original Plan for all other U.S. employees were discontinued effective December 31, 2000. Effective April 15, 2001, we terminated the Original Plan in a standard termination and substantially all accrued benefits were distributed to participants by December 31, 2001.

In 2000, the Retirement Plan was established and the assets and accumulated benefits related to the Grandfathered Employees were transferred to the Retirement Plan. Upon termination or retirement, Grandfathered Employees may elect to receive their benefits in the form of either an annuity contract or a lump-sum distribution. We have sought the approval to terminate the Retirement Plan from the Pension Benefit Guaranty Corporation and anticipate receiving approval to terminate it in 2005. All Retirement Plan benefits are planned to be distributed by December 31, 2005. As of December 31, 2004, Mr. George is the only Named Executive Officer covered by the Retirement Plan, having approximately 36 years of service, including his years of employment at Motorola. Mr. George’s 2004 annual compensation covered by the Retirement Plan is $205,000 (as limited by the Plan). Mr. George did not make employee contributions to the Retirement Plan during his years of service prior to January 1, 1978.

EMPLOYMENT, SEVERANCE, AND

CHANGE IN CONTROL AGREEMENTS AND ARRANGEMENTS

Agreements and Arrangements.    We entered into employment agreements or arrangements with each of the following Named Executive Officers: Messrs. Jackson, George, Bradford and Colvin. These employment agreements and arrangements, including severance and change in control provisions are discussed below.

The agreements with Messrs. Jackson and George provide for an employment term ending on November 19, 2005, and August 4, 2006, respectively. The arrangements with Messrs. Bradford and Colvin do not set specific employment terms. The agreements/arrangements provide an annual base salary, subject to periodic adjustment. At present Messrs Jackson, George, Bradford and Colvin receive $530,000, $345,000, $330,000 and $330,000 respectively, and a target bonus, subject to periodic adjustment, of up to 75%, 100%, 60% and 60%, respectively, of the base salary depending on achievement of individual and Company performance objectives pursuant to our applicable bonus plan. Actual bonus payments could range from $0 up to an amount greater than target based on individual and Company performance. We adopted certain bonus plans in order to implement bonus arrangements described in this paragraph. For a summary of these bonus arrangements, see “Compensation Committee Report—Our 2004 Key Compensation Programs—Semi-Annual Cash Incentive Programs” below.

Mr. Jackson.    In addition to the above, Mr. Jackson’s employment agreement required that within 60 days of November 10, 2002, he purchase at least the number of shares of our common stock that resulted from dividing $250,000 by the fair market value (as defined in his employment agreement) on the date of purchase of a share of our common stock. Our policy allows the purchase of our shares by our insiders to take place only during specified periods. On March 13, 2003, Mr. Jackson completed his stock purchase requirement pursuant to his employment agreement. Under this agreement, he also received a relocation supplement of $200,000 to assist with the ancillary costs of relocating his family to Phoenix, Arizona. In addition, the agreement required us to grant Mr. Jackson options to purchase 1,200,000 shares of common stock at a per share exercise price of $1.80, which was the fair market value on the date of the grant, under the SIP and Founders Plan. The options vest annually on a pro rata basis over a four-year period beginning on the first anniversary of the date of the grant, generally subject to his continued employment. If Mr. Jackson’s employment with us is terminated without cause or he resigns for good reason (as each term is defined in his employment agreement), he will be entitled to receive, subject to his execution of a general release of claims against us, his base salary at the rate in effect immediately prior to the termination date for a period of two years (his “termination amount”), which will be paid ratably in equal installments over the two-year period. His agreement requires him to seek comparable employment upon such termination, and the termination amount will be offset by any amounts he earns from other comparable employment he obtains during the two-year period. In the event of Mr. Jackson’s death or disability, we will pay an amount based on the bonus he received in the previous year times the percentage of the fiscal year that has passed prior to his termination. If his employment is terminated without cause or he resigns for good reason within two years following a change in control (as defined in his employment agreement), in addition to the other benefits provided in his employment agreement, we will provide continuation of medical benefits for the greater of: (a) two years after the date of termination; or (b) the remainder of the employment period (both as defined in his employment agreement), and the options granted pursuant to his employment agreement will become immediately exercisable. Any remaining unvested options on the date of termination, not granted pursuant to his employment agreement, will immediately be cancelled. The vested options will expire at the first to occur of: two years after termination for death, disability or termination without cause; the termination date if terminated for cause; 90 days after termination for any other reason; or ten years after the grant date. He is also subject to customary non-solicitation of employees and confidentiality provisions and a two-year non-competition provision.

In February 2005, the Board, along with its Compensation Committee, determined that Mr. Jackson’s bonus for the first half of 2005 will be determined based on achievement of specific financial and operational goals. A similar determination was made by these bodies for the rest of our executive officers for the same time period. Bonuses will be paid by us only if we achieve a certain minimum earnings before income taxes depreciation and amortization (“EBITDA”) amount. If this EBITDA amount is attained, Mr. Jackson’s bonus will be based on EBITDA and the following performance criteria of the Company: a new product development cycle time goal; a revenue goal; a gross margin goal; and a market share goal. If some or all of these goals are achieved, Mr. Jackson’s bonus is expected to be 45% of his base salary for the first half of 2005 with the possibility of a maximum bonus of 168% of base salary for the first half of 2005. The first-half of 2005 bonus criteria and related information with respect to our other executive officers is discussed below.

Mr. George.    In addition to the above, Mr. George’s employment agreement provides that in the event that his employment with us is terminated without cause or he resigns for good reason (as each term is defined in his employment agreement), he will be entitled to, subject to his execution of a general release of claims against us, a lump sum payment equal to the product of two times the sum of: (A) the highest rate of his annualized base salary in effect at any time up to and including the date of termination; and (B) the annual bonus earned by him in the year immediately preceding his date of termination. Pursuant to his employment agreement, we granted Mr. George various options, all of which have fully vested. If his employment terminates: (i) due to his retirement on or after August 4, 2005; (ii) on account of the termination of his employment without cause or he resigns for good reason; or (iii) as a result of his death or permanent disability, all options granted to him as of August 4, 2005, (to the extent they are or become exercisable on the date his employment terminates will remain fully exercisable until the first to occur of: (1) the last day of the five-year period immediately following the date of such termination; and (2) the tenth anniversary of the grant date of such option. The options granted to Mr. George in 2004 and on February 17, 2005 vest on the earliest of (a) the first anniversary of the grant date, (b) the Scheduled Termination Date (as defined in his employment agreement) or (c) the date his employment is terminated without cause or for good reason (as defined in his employment agreement). All options granted after August 4, 2005 will have vesting and exercisability provisions determined by the Board at the time of the grant. In the event we terminate his employment without cause or he resigns for good reason within two years of a change in control (as each term is defined in his employment agreement), then, in addition to the benefits described above, we will provide him with continuation of medical benefits for the greater of: (i) two years after his date of termination (as defined in his employment agreement); or (ii) the remainder of the employment period (as defined in his employment agreement). He is also subject to customary non-solicitation of employees and confidentiality provisions.

Mr. Bradford.    In addition to the above, Mr. Bradford’s employment agreement provided him with a guaranteed minimum bonus of $96,000 for the year 2002 measurement period, a hiring bonus of $250,000 plus Tax Gross-up and a stay bonus after one year of service of $50,000 plus Tax Gross-up. The agreement provided a relocation benefit, pursuant to which he received $256,000 and an agreement that we purchase and resell his former Atlanta, Georgia residence and pay to Mr. Bradford an amount equal to $900,000 minus the appraised value of the residence with a maximum payment of $350,000. In connection with the sale of his residence in 2002, he received a payment of $257,500 from us that equaled the difference between $900,000 and the actual sale price of his home. The agreement also required us to grant Mr. Bradford options to purchase 600,000 shares of our common stock at a per share exercise price of $4.20 per share under the SIP, which was the fair market value on the date of the grant. The options vest annually on a pro rata basis over a four-year period beginning on the first anniversary of the date of grant, generally subject to his continued employment. If Mr. Bradford’s employment with us is terminated without cause or he resigns for good reason (as each term is defined in his employment agreement), he will be entitled to severance in the amount of his annual base salary in effect immediately prior to the date of termination plus the amount of his bonus earned in the year preceding his termination, all of which will be paid ratably in equal installments over a twelve-month period following termination. In addition, he is entitled to medical benefits until the earlier of: (i) the date on which he becomes eligible for medical benefits with a new employer; or (ii) the end of the twelve-month period. Further, if his employment is terminated without cause or he resigns for good reason within two years following a change in control (as defined in his employment agreement), the options granted under his employment agreement will become immediately exercisable. His employment arrangement provides that if Mr. Bradford had been terminated for cause or he resigned for other than good reason within twelve months of his starting date, he would have had to repay his hiring bonus. If his employment with us had been terminated by us for cause or he resigned for other than good reason within twenty-four months of his commencement date, he would have had to repay a portion of the relocation benefit he received relating to the sale of his former Atlanta, Georgia residence and the entire amount of his stay bonus. He is also subject to customary non-solicitation of employees and confidentiality provisions.

Mr. Colvin.    In addition to the above, Mr. Colvin’s employment arrangement provided for a guaranteed bonus of at least 50% of his target bonus for the 2003 measurement period to be paid in 2004. In addition, he was required to purchase within 60 days of March 17, 2003, at least the number of shares of our common stock that results from dividing $100,000 by the fair market value (as defined in his employment arrangement) on the date of purchase of a share of our common stock. Our policy allows the purchase of our shares by our insiders to take place only during specified periods. On February 27, 2004, Mr. Colvin completed his stock purchase requirement in accordance with his employment arrangement. Pursuant to his employment arrangement, Mr. Colvin also received reimbursement for his reasonable relocation expenses. Pursuant to his employment arrangement, we also granted Mr. Colvin options to purchase 600,000 shares of common stock at the per share exercise price of $1.31 under the SIP, which was the fair market value on the date of the grant. The options vest annually on a pro rata basis over a four-year period beginning on the first anniversary of the date of the grant, generally subject to his continued employment. If Mr. Colvin’s employment with us is terminated without cause or he resigns for good reason (as each term is defined in his employment arrangement), he will be entitled to receive, subject to his execution of a general release of claims against us, his base salary at the rate in effect immediately prior to the termination date for a period of one year, which will be paid ratably in equal installments over the one-year period. His arrangement requires him to seek comparable employment upon such termination and his severance amount will be offset by any amounts he earns from other comparable employment he obtains during the one-year period. If he must relocate in order to commence employment with another employer, and he, in fact, does relocate, then we will continue to pay 50% of the severance amount for the remainder of the one-year period. In addition, he is entitled to medical benefits for himself and his family until the earlier of: (i) the date on which he becomes eligible for medical benefits with a new employer; or (ii) the end of the one-year period. Further, if he is terminated without cause or resigns for good reason within two years following a change in control (as defined in his employment arrangement), options granted under his employment arrangement will become immediately exercisable. He is also subject to customary non-solicitation of employees and confidentiality provisions.

Other Compensation Matters.    In addition to the employment arrangements discussed above, the Board granted performance based stock options to certain of our executive officers who are not Named Executive Officers. The Board granted to Peter Green, our Senior Vice President, Integrated Power Group and to Larry Sims, our Senior Vice President, Analog Products Group, the right, subject to separate performance based stock option agreements, to purchase 75,000 and 100,000 shares of our common stock, respectively (collectively, “Performance Based Grants”). The Performance Based Grants have an exercise price of $4.40, which was the fair market value on the date of grant. These options vest annually on a pro rata basis over a four-year period beginning on the first anniversary of the date of grant. However, notwithstanding the time-based vesting criteria, if certain specified and agreed upon performance measurements are achieved by each Mr. Green and Mr. Sims, their respective stock option would become fully exercisable on the date of such achievement, provided that our Compensation Committee has accepted the same.

With respect to first-half of 2005 bonuses, our executive officers, other than Mr. Jackson, will receive bonuses, if the minimum EBITDA amount is attained, based on some of the same or similar factors as those listed above for Mr. Jackson with the applicable percentage determined for each individual by the Board based on a recommendation by the Compensation Committee. The remainder of their bonus will be based on measurable goals related to the applicable business area or functional responsibility related to each executive. If some or all of these goals are achieved, the bonuses for these executives are expected to be in the range of 30% to 36% of the applicable base salary for the first half of 2005 with the possibility of maximum bonuses in the range of 112% to 135% of base salary for the first half of 2005. These bonuses for Mr. Jackson and our other executive officers would be paid pursuant to our 2002 Executive Incentive Plan, as amended from time-to-time.

On February 10, 2005, the Board and Compensation Committee passed a resolution stating their intent for option grants made after that time that (1) have time-based vesting and (2) are granted to our Senior Vice Presidents and above, the grant would include a provision that if the employment of any of these specific officers terminates without cause or for good reason within two years of a change in control, all outstanding unvested options will accelerate and the exercise period will be extended to one year (provided that if the exercise period results in the option being considered deferred compensation subject to Section 409A of the Internal Revenue Code, then such extension shall not take effect).

On March 8, 2005, the Compensation Committee determined and approved for payment a $25,000 discretionary cash incentive bonus to each of Messrs, Jackson, Colvin, Bradford and Green for their performances during 2004. These bonuses were not awarded under our 2002 Executive Incentive Plan.

For further information on transactions between us and our senior executives, see the other sections of “Compensation of Executive Officers” above, “Relationships and Related Transactions” and the “Compensation Committee Report” below.

COMPENSATION COMMITTEE REPORT 1

The Compensation Committee (the “Committee”) is dedicated to the effective management of ON Semiconductor’s executive compensation programs. Meeting at least quarterly, this group, comprised entirely of Outside Directors, has oversight responsibility for programs including cash, equity and other non-cash compensation programs as may apply to the CEO and other executive officers designated by the Board. The designated group includes all Named Executives Officers and other executive officers designated by the Board as officers subject to the requirements of Section 16 of the Exchange Act (“Section 16 Officers”) and other members of the corporate executive staff. The Committee is responsible for assessment of the programs’ effectiveness and application of these programs as they relate to the covered executives.

The Committee periodically retains the services of independent compensation consulting firms to assist in the design and assessment of key executive compensation programs. During 2004 the Committee twice retained consulting firms to ensure market competitiveness of our compensation practices and to ensure the efficacy of our response to new securities and financial reporting regulations relating to proposed stock option expensing requirements. The Committee holds final authority on implementation of the recommendations of such independent consultants. Consistent with its charter, the Committee has delegated authority for some programs to the CEO. Decisions on these matters are reviewed by the Committee to ensure they are within established guidelines. The Committee provides summary reports at least quarterly to the Board on key decisions or issues before the Committee. Compensation actions for Section 16 Officers are subject to review and approval by the Board. For further information on the Committee’s charter, see “Board of Directors and Corporate Governance—Committees of the Board” above. This report of the Committee includes: our compensation philosophy and guiding principles; a description of our key compensation programs; a summary of our CEO’s compensation; and a review of our adherence to Internal Revenue Code Section 162(m).

Compensation Philosophy and Guiding Principles

Our general compensation philosophy is based on the principle that total compensation (including short- and long-term incentives) should be based first on our corporate performance (as measured by key financial and operating metrics) and secondly on individual performance (measured against objective performance standards). Incentive plans are designed and selected on the basis of their alignment with the larger goals of the Company and interests of our stockholders. Equity compensation remains a key component of executive compensation and is, we believe, the best way to ensure long term alignment of the decisions and behaviors of executives with the interests of our broader stockholder community.

We utilize a market-based approach in our determination of individual compensation. We regularly compare our compensation packages with those companies with whom we directly compete as well as a broader group of companies with whom we compete for talent, both within and outside of the semiconductor industry (our “peer companies”). When analyzing compensation data from peer companies, we give the greatest weight to the data from our market competitors in the semiconductor and electronics sectors of the high technology field. We seek alignment with the commonly accepted compensation practices in our industry.

[1]	Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the Commission, neither the “Compensation Committee Report” nor the material set forth in “Performance Graph—Stock Price Performance Graph” shall be deemed to be filed with the Commission for purposes of the Securities Exchange Act of 1934 (“Exchange Act’) nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 (“Securities Act”).

Our compensation plans are designed to provide a competitive total compensation package consistent with our performance in the marketplace. The compensation program for each of our executives includes:

•	base pay, at a competitive mid-market level when compared to peers;

•	semi-annual cash incentive opportunity tied to specific, quantifiable and objective performance measures based on a combination of corporate financial measures and individual goals;

•	annual equity awards, based on corporate and individual performance; and

•	other benefits, allowances and/or deferral programs.

Our executive long term incentive plans are entirely equity-based. This reinforces our objectives of sustaining long-term performance and retaining critical executive talent while ensuring our practices are aligned with stockholder objectives.

While our executives have more of their total compensation at risk than other employees, the principles which serve as the basis for our executive compensation practices apply to the compensation plans for all employees—corporate and individual performance drive compensation. It is noteworthy that the same corporate metrics that determine executive incentive opportunities are utilized throughout the corporation for our employees’ semi-annual bonus program. This reinforces alignment toward common goals in support of our overall business strategies.

Our 2004 Key Compensation Programs

Base Salary.    Salaries set for all officers are reviewed for comparability with peer companies, as described above. We also consult with compensation experts and review available data, including published salary surveys and other compensation data for semiconductor and high technology companies. In 2004, the Committee engaged independent consultants to assess the competitiveness of our base pay for our CEO and the members of the corporate executive staff. These consultants provided a report of their findings to the Committee in the spring. The consultants utilized multiple competitive surveys and peer group/competitor data to make their recommendations. This cumulative data was used by the Committee, along with an assessment of corporate and individual performance of executives, as the basis for base compensation adjustments for members of the corporate executive staff.

Semi-Annual Cash Incentive Programs.    The Committee annually reviews the bonus component of executive incentive compensation. In each of the past three years, the Committee has restated its commitment to the design of our bonus plans (the “Bonus Plans”). The Bonus Plans, administered by the Committee, are designed to provide a semi-annual bonus to executives, subject to the achievement of specified corporate performance levels. A semi-annual program allows us to plan for the future while adjusting to the rapidly changing semiconductor market. The Bonus Plans use the same corporate performance metrics, and provide for annual and/or semi-annual bonuses to certain regular full-time employees and to those part-time employees who work 20 hours or more per week and who provide a significant contribution to us or our subsidiaries. A participating employee’s total bonus is computed based on objective corporate and individual performance components including consideration of our EBITDA. Bonuses were earned under the Bonus Plans for the first half of 2004. Expected financial goals were not achieved in the second half of the year; thus no bonuses were paid for the second half of 2004. In addition to bonuses paid under our Bonus Plans, from time to time, the Committee may approve payment of discretionary bonuses for performance by certain executives during specified periods.

Long Term Incentives.    Our long term incentives for executives are designed to reinforce the alignment of executive and stockholder interests, and, to that end, we grant stock options under the SIP and Founders Plan as a long term incentive for executive officers and other key employees. These rewards provide each individual with a significant incentive to manage from the perspective of an owner. Our stockholders have demonstrated their commitment to the continuing use of stock options as a part of our total compensation for executives by approving our proposal in 2004 to extend the annual automatic increases in the number of shares available for option grants in the SIP (“Evergreen Provision”).

In 2004, we engaged the services of an independent executive compensation consulting firm to assess the impact on us of the new securities and financial reporting regulations for equity compensation and to compare our equity compensation practices to industry norms. In an environment of continuing change and uncertainty, we determined that it was still appropriate to continue to use stock options as our primary mechanism to provide long term incentives to our executives. Given our financial structure, competitive environment and the potential for growth in our stock price, the Committee determined that stock options are an appropriate incentive for our executives to achieve desired objectives. To mitigate the anticipated expense impact of options, the Board approved a recommendation by management to reduce our stock option grant rates by approximately twenty percent (20%) in 2005.

In 2004, we continued to utilize stock options for both executive and key employees. To ensure that grants are linked to performance, our annual grants of options to executives are made following performance assessments to ensure appropriateness of each award consistent with current performance level. The number of options granted to any individual is also based on a comparison to competitive survey data that may then be adjusted based on individual performance, retention, and other special factors. Annual grants of options are made at an exercise price equal to the fair market value of the shares on the day of the grant, generally vest annually on a pro rata basis over a period of four years, beginning on the first anniversary date of the grants, and expire ten years from the date of the grant. Periodically, special stock option provisions are attached to executive stock option grants. This may be done to motivate specific behavior or performance, an example of which would be to accelerate the vesting of options subject to the achievement of specific measurable business objectives. Another example of modified vesting has been the application of a faster time based vesting schedule in the context of succession planning for the planned retirement of a key executive.

Options are granted to non-executive key contributors under the SIP and the Founders Plan and normally provide that, subject to continued employment, options vest annually on a pro rata basis over a four-year period, beginning on the first anniversary date of the grants. During 2004 our Evergreen Provision of the SIP refreshed our pool of available stock options by 2.0% of our total shares outstanding on January 1, 2004, and our net grant run rate during 2004 was a conservative 1.9% of total shares outstanding.

Other Benefit Plans.    Our executives are eligible to participate in benefit programs designed for all of our full-time employees. These programs include a tax qualified, discounted stock purchase program and a qualified retirement and 401(k) savings plan.

2000 Employee Stock Purchase Plan.    In addition to encouraging stock ownership by granting stock options, we further encourage all eligible employees worldwide to own our common stock through our 2000 Employee Stock Purchase Plan (“ESPP”). The stock is purchased at a price equal to 85% of the fair market value of such shares as determined under this tax-qualified employee stock purchase plan. The number of shares of stock subject to a participant’s purchase right for any offering period will not exceed the lesser of: (1) 500 shares of stock, or (2) the number derived by dividing $6,250 by 100% of the fair market value of one share of stock on the first day of the offering period. Participants can contribute up to ten percent of their salary toward the purchase of our common stock, up to the purchase limit. The ESPP allows employees to profit when the value of our stock increases over time.

401(k) Plan and Executive Deferred Compensation.    We also have both tax-qualified and non-qualified capital accumulation/retirement plans.

401(k) Plan.    The tax-qualified plan, the 401(k) Plan, is available to eligible employees in the U.S. This plan provides for us to match employee savings at a market competitive rate. The 401(k) Plan also provides for an additional discretionary match to employee savings, subject to certain performance results achieved by us. The standard match to employee savings contributions was made in 2004; however, we did not make the additional, discretionary match to employee savings.

Non-Qualified Executive Deferred Compensation.    The non-qualified Executive Deferred Compensation Plan (“EDC Plan”) was adopted in December 1999 and allows key employees to defer a maximum of $250,000 per year, which may be comprised of up to 25% of their base salary and up to 100% of their incentive compensation. Participants generally receive their deferred amounts, plus any earnings or less any losses thereon, at the earliest to occur of death, disability, retirement, termination of employment, a “change in control” event, as defined in the EDC plan, or a designated date which must be at least four calendar years after the date of deferral. We do not contribute to the EDC Plan. We are currently reviewing the terms of the EDC Plan for compliance with newly enacted Section 409A of the Internal Revenue Code and guidance recently issued thereunder to determine what, if any, changes need to be made to the EDC Plan to ensure compliance with these new rules.

Other Programs.    Our executives also participate in the medical, dental, disability and life insurance programs made available to all employees in their location. Further, executive officers who are Senior Vice Presidents or above are provided a car allowance of $1,200 per month.

The Chief Executive Officer’s Compensation

Keith D. Jackson is our President and CEO. He has been employed by ON Semiconductor in that capacity since November 19, 2002.

In determining Mr. Jackson’s compensation, the Committee adheres to the same principles as outlined above to ensure that the compensation is competitive, reflective of our performance as a corporation, has an appropriate mix of base pay, short and long term incentives and is aligned with the interests of our stockholders.

Mr. Jackson receives an annual base salary of $530,000. This represented an increase effective July 5, 2004 of 6% over his previous rate of base pay set at the time he joined us. As a part of our annual stock option grant program, Mr. Jackson received a stock option grant of 300,000 shares in February 2004 under the SIP. In accordance with our plan provisions, these stock options were priced at the close of the market on the date granted and generally vest annually on a pro rata basis over a four-year period, beginning on the first anniversary of the grant date. These options have an exercise price of $7.02 per share.

The Committee uses objective criteria to assess Mr. Jackson’s performance which include key financial measures of EBITDA, revenue and profit margin. Reflective of a key corporate initiative, Mr. Jackson was also measured on our performance in the area of new product development. Improving the cycle time and success rate of our expanding proprietary line of products is critical to our long term success. In both the first and second halves of the year, we exceeded our target expectations on these metrics. Mr. Jackson’s 2004 variable pay compensation was also based on the achievement of other key objective criteria which included meeting milestones on key initiatives and hiring of key executives. As a result of performance against these objective measures, Mr. Jackson received two bonuses paid in 2004. The first, in the amount of $26,974, was in recognition of our achievements financially in the second half of 2003. The second performance based cash bonus was for exceeding our corporate financial objectives in the first half of 2004. This bonus, paid in August of 2004, was for $314,261.

The Committee believes that Mr. Jackson’s compensation plan is appropriately linked to our corporate goals and aligned with stockholder interests and is reasonable in relation to the compensation paid to chief executive officers of comparable publicly held semiconductor companies and our other peer companies.

Compliance with Internal Revenue Code Section 162(m)

The Committee adopted the following policy in order to qualify certain compensation paid to our Named Executive Officers as performance-based compensation, and to ensure that to the extent possible the compensation is deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code:

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1,000,000 paid to its Chief Executive Officer and the four most highly compensated executive officers (other than the Chief Executive Officer) during a single year. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and certain other criteria are met.

Based on our understanding of the regulations under Section 162(m), we believe that the full amount of compensation resulting from the exercise of options under our Founders Plan and SIP, and future payments of any cash bonuses under the Executive Incentive Program, will be deductible. All other forms of awards under the SIP must meet the general requirements described in the previous paragraph in order to avoid the deduction limitations of Section 162(m).

While the tax impact of any compensation arrangement is one factor to be considered, the Committee evaluates such impact in light of its overall compensation philosophy. The Committee intends to establish executive officer compensation programs that will maximize our related income tax deductions if the Committee determines that such actions are consistent with its philosophy and our best interests and the best interests of our stockholders. However, from time to time the Committee may award compensation that is not fully deductible if the Committee determines that such award is consistent with its philosophy and in our best interests and the best interests of our stockholders. To the extent possible, we will state our belief in our annual proxy statement as to the deductibility of compensation paid to executive officers during the pertinent reporting periods.

Messrs. Gregoire and McCranie meet the independence requirement of Section 162(m). The other member of the Committee recuses himself from voting on compensation matters that are intended to comply with Section 162(m) or otherwise cause any appearance of a conflict.

This report is submitted by the Compensation Committee.

Richard W. Boyce, Chairman

Jerome N. Gregoire

J. Daniel McCranie

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2004, none of our executive officers served on the boards of directors or the compensation committees of any entities whose directors or officers serve on our Board or Compensation Committee. None of our current or our past executive officers served on the Compensation Committee. See “Relationships and Related Transactions” below.

PERFORMANCE GRAPH

STOCK PRICE PERFORMANCE

The following graph shows a comparison of cumulative total stockholder returns for our common stock, the NASDAQ Stock Market Index for U.S. Companies and the Philadelphia Semiconductor Index (“SOX”). The graph assumes the investment of $100 on April 28, 2000. The relevant performance period for the graph is April 28, 2000 through December 31, 2004. Subsequent to our initial public offering, our common stock began trading on April 28, 2000 on the NASDAQ National Market. Effective October 25, 2002, our common stock was transferred to, and began trading on, the NASDAQ SmallCap Market. Effective September 3, 2003, our common stock was transferred to, and began trading on, the NASDAQ National Market. The data regarding the Company assumes an investment at the initial public offering price of $16.00 per share of our common stock. The prices for our common stock used to calculate stockholder returns set forth below reflect the prices as reported by the NASDAQ SmallCap Market or NASDAQ National Market, as applicable. The performance shown is not necessarily indicative of future performance. Our closing price on the last trading day of 2004 was $4.54.

	Apr-00	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04
ON Semiconductor	$100	$33	$13	$9	$41	$28
SOX	$100	$51	$46	$25	$45	$38
NASDAQ Composite	$100	$65	$52	$35	$53	$58

AUDIT COMMITTEE REPORT2

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of disclosure controls and procedures (including internal control over financial reporting) and the qualifications, independence and performance of its internal and independent registered public accounting firm. It has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.

The Audit Committee is composed of four independent Outside Directors and, operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communications with Audit Committees, and SAS No. 90, Audit Committee Communications; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board No. 1, Independence Discussions with Audit Committees; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the Chief Executive Officer and Chief Financial Officer financial reporting certifications required by the Sarbanes-Oxley Act of 2002.

Based on its review and discussions listed above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Commission.

It is not the duty of the Audit Committee to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles (“GAAP”) or to plan or conduct audits. Those are the responsibilities of management and our independent registered public accounting firm. In giving our recommendation to the Board, we have relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of our independent registered public accounting firm with respect to such financial statements.

This report is submitted by the Audit Committee.

Emmanuel T. Hernandez, Chairman

Curtis J. Crawford

Jerome N. Gregoire

J. Daniel McCranie

[2]	Pursuant to Item 7(d)(3)(v) of Schedule 14A promulgated by the Commission, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 7 of Schedule 14A, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (“Securities Act”) or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

PRINCIPAL STOCKHOLDERS

Except as discussed in the footnotes below, the following table sets forth, as of March 7, 2005, certain information regarding any person who is a beneficial owner of more than five percent of our common stock and our Series A Cumulative Convertible Preferred Stock. The information set forth in the table below is based on 255,072,258 shares of common stock and 10,000 shares of Series A preferred stock outstanding on March 7, 2005. The information with respect to the number of shares of common stock and Series A preferred stock that the persons listed below own or have the right to acquire within 60 days of March 7, 2005 is based solely on information filed by such persons with the Commission under the Exchange Act. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of March 7, 2005 through the exercise of any stock option, warrant or convertible security.

	Common Stock				Series A Cumulative Convertible Redeemable Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class		Amount and Nature of Beneficial Ownership		Percent of Class
TPG Advisors II, Inc	159,263,778	(1)	52.7	%(2)	10,000	(3)	100%
201 Main Street, Suite 2420
Fort Worth, Texas 76102

FMR Corp.	33,055,350	(4)	13.0%
82 Devonshire Street
Boston, MA 02109

Wellington Management Company, LLP	25,926,270	(5)	10.2%
75 State Street
Boston, MA 02109

(1)	The shares of common stock indicated as beneficially owned by TPG Advisors II, Inc. include: (a) 111,858,369 shares of common stock directly held by TPG Semiconductor Holdings LLC; and (b) 47,405,409 shares of common stock that TPG ON Holdings LLC has the right to acquire upon conversion of Series A preferred stock, which includes 11,944,417 shares that are or may become issuable as a result of accrued and unpaid dividends within 60 days of March 7, 2005. At the option of its holder, each share of Series A preferred stock is convertible into a number of shares of common stock determined by dividing: (a) its stated value of $10,000 per share, plus accrued and unpaid dividends; by (b) the conversion price of $2.82, which is subject to specified anti-dilution adjustments. TPG Advisors II, Inc. indirectly controls both TPG Semiconductor Holdings LLC and TPG ON Holdings LLC. The foregoing entities are affiliated with the Texas Pacific Group.
(2)	Determined as discussed in note (1) above, on an as-converted basis within 60 days of March 7, 2005.
(3)	The shares of Series A preferred stock indicated as beneficially owned by TPG Advisors II, Inc. are directly held by TPG ON Holdings LLC.
(4)	The number of shares and percent of class reported for FMR Corp. (“FMR”) is based solely on the information contained in the Schedule 13G filed with the Commission by FMR on January 10, 2005 reporting the shares held by FMR and its percentage of ownership as of December 31, 2004.
(5)	The number of shares and percent of class reported for Wellington Management Company, LLP (“WMC”) is based solely on the information contained in the Schedule 13G/A filed with the Commission by WMC on February 14, 2005 reporting the shares held by WMC and its percentage of ownership as of December 31, 2004.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of March 7, 2005, except as otherwise noted, certain information regarding beneficial ownership of our common stock and our Series A preferred stock by each Director, our Named Executive Officers, and our Directors and executive officers as a group. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 7, 2005 through the exercise of any stock option, warrant or convertible security.

	Common Stock				Series A Cumulative Convertible Redeemable Preferred Stock
	Number of Shares Owned	Right to Acquire (2)	Total	Percentage of Class (3)	Number of Shares Owned	Right to Acquire	Total	Percentage of Class
Keith D. Jackson	180,000	620,000	800,000	*	0	0	0	*
William George	79,050	883,383	962,433	*	0	0	0	*
William R. Bradford	29,500	517,500	547,000	*	0	0	0	*
Donald Colvin	19,760	287,500	307,260	*	0	0	0	*
George H. Cave	14,325	254,050	268,375	*	0	0	0	*
J. Daniel McCranie	225,000	70,004	295,004	*	0	0	0	*
Curtis J. Crawford (1)	0	222,333	222,333	*	0	0	0	*
Richard W. Boyce	390,000	22,333	412,333	*	0	0	0	*
Kevin Burns	0	6,666	6,666	*	0	0	0	*
Justin T. Chang	0	22,333	22,333	*	0	0	0	*
Jerome N. Gregoire	10,000	42,333	52,333	*	0	0	0	*
Emmanuel T. Hernandez	0	15,666	15,666	*	0	0	0	*
John W. Marren	0	22,333	22,333	*	0	0	0	*
All Directors and Executive Officers as a group (15 persons)	948,135	3,123,934	4,072,069	1.6%	0	0	0	0

*	Less than 1% of the total voting power of the outstanding shares of common stock.
(1)	The above table does not include Mr. Crawford’s beneficial ownership of a minority interest in ON Co-Investment Partners I, LP which owns a minority interest in TPG Semiconductor Holdings, LLC, an affiliate of TPG and an entity that TPG Advisors II, Inc. indirectly controls. Mr. Crawford does not have voting or dispositive power over any of the shares of common stock or Series A preferred stock beneficially owned by TPG Advisors II, Inc. See “Relationships and Related Transactions” below.
(2)	This number includes shares of common stock issuable upon exercise of options within 60 days of March 7, 2005.
(3)	This percentage does not take into consideration the number of shares of common stock into which the Series A preferred stock may be converted. See “Relationships and Related Transactions” below.

RELATIONSHIPS AND RELATED TRANSACTIONS

Immediately prior to our August 4, 1999 recapitalization (“August 1999 Recapitalization”), we were a wholly-owned subsidiary of Motorola, Inc. We held and continue to hold, through direct and indirect subsidiaries, substantially all of the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. As part of the August 1999 Recapitalization, an affiliate of TPG purchased a portion of our common stock from Motorola. As a result, TPG’s affiliate became the beneficial owner of approximately 91%, and Motorola was the beneficial owner of approximately 9%, of our common stock. As previously stated, when determined on an as-converted basis within 60 days of March 7, 2005, TPG is the beneficial owner of 52.7% of our common stock. Four of our Directors, Richard Boyce, Kevin Burns, Justin Chang and John Marren are also TPG partners.

The credit agreement for our senior bank facilities initially allowed us to pay TPG a management fee of up to $2 million annually for certain services rendered (“Management Fee”). In connection with an August 2001 amendment to our senior bank facilities, TPG agreed that any Management Fee payable TPG would neither accrue nor be payable in cash until our quarterly financial statements demonstrated that certain financial ratios had been achieved. TPG subsequently agreed that any Management Fee would not accrue during the period in which we are not permitted to pay such fees in cash. During the fourth quarter of 2004, we met the requisite condition under our amended credit agreement that allows for the Management Fee to be paid in the event that

TPG performs services for us. Nevertheless, no services were performed by TPG during the fourth quarter of 2004. Accordingly, no Management Fee was accrued or paid by us during 2004 including the fourth quarter. Subsequent to December 31, 2004, TPG waived the right to any future Management Fee subject to us paying certain costs and expenses associated with a resale shelf registration statement of the Company’s common stock presently owned by TPG. During 2004 we incurred $0.2 million of costs and expenses on behalf of TPG in connection with this resale shelf.

On September 7, 2001, TPG ON Holdings LLC, an affiliate of TPG, purchased 10,000 shares of our Series A Cumulative Convertible Preferred Stock for $100.0 million in cash. The Series A preferred stock was sold to TPG ON Holdings LLC in a private offering exempt from registration under the Securities Act. Each share of Series A preferred stock is convertible at the option of the holder any time into shares of common stock at a conversion price of $2.82 per share of common stock, representing a $0.37 discount from the closing price per share of our common stock on the issuance date, subject to specified anti-dilution adjustments. Determined on an as-converted basis as of March 7, 2005, the shares of Series A preferred stock will be convertible into 47,405,409 shares of our common stock which includes 11,944,417 shares that are or may become issuable as a result of accrued and unpaid dividends within 60 days of March 7, 2005. At any time on or after the eighth anniversary of the issuance date of the Series A preferred stock, the holders may require that we redeem their shares at a redemption price per share equal to the greater of: (i) the stated value of the Series A preferred stock plus all accrued and unpaid dividends thereon; or (ii) 20% of the then current market price of the common stock (based upon the average closing price of the common stock over the preceding 30 trading days) and other assets and property, if any, into which one share of Series A preferred stock is then convertible. Upon a change in control, the holders of the Series A preferred stock may “put” their shares to us at 101% of the stated value plus accumulated and unpaid dividends. TPG ON Holdings LLC was also granted registration rights in respect of the common stock underlying the Series A preferred stock. On November 14, 2001, we filed a registration statement to register for future resale the common stock that is issuable upon the future conversion by TPG ON Holdings LLC of the Series A preferred stock. The holders of the Series A preferred stock will be entitled to vote with the holders of the common stock as a single class. As of the issuance date, each share of Series A preferred stock was entitled to approximately 3,135 votes, subject to certain adjustments for accumulated dividends and those made in accordance with the anti-dilution provisions. As the holder of our Series A preferred stock, TPG ON Holdings LLC is entitled to designate two Directors to serve on our Board of Directors for so long as TPG ON Holdings LLC and its affiliates beneficially own at least 50% of the Series A preferred stock. For the 2005 Annual Meeting, TPG ON Holdings LLC has confirmed to us in writing that, without limiting or impairing its future exercise of its rights under the Investment Agreement and certificate of designations, it will not exercise its right to designate relevant Director nominees for election at the Annual Meeting. In connection with this TPG investment, the Board of Directors appointed the Special Independent Committee, which was comprised solely of independent Directors, to negotiate, consider and recommend approval or disapproval of the proposed investment transaction. The Special Independent Committee engaged an investment banker and independent legal counsel to assist in its negotiation and consideration of the TPG investment. The investment banker rendered an opinion that the TPG investment was fair, from a financial point of view, to holders of our common stock other than TPG. The Special Independent Committee unanimously recommended the approval and adoption of the TPG investment by the Board of Directors. For further information with respect to the Series A preferred stock, see our Form 8-K Current Report filed with the SEC on September 7, 2001.

We, or our subsidiaries, may, from time to time, in the ordinary course of business, enter into purchasing or supply arrangements with certain companies in which TPG or its affiliates have a five percent or greater ownership interest and/or with companies which have a member of their board of directors who has an ownership or other interest in TPG. Some of these arrangements may involve amounts in excess of $60,000.

For transactions between us and our executive officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers—Employment, Severance, and Change In Control Agreements and Arrangements” above.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and officers and persons who own more than ten percent of a registered class of our equity securities to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. To our knowledge (based solely on review of the copies of such reports furnished to us), all Directors, officers and beneficial owners of greater than ten percent of our equity securities made all required filings under Section 16(a).

EQUITY COMPENSATION PLAN TABLE

The following table sets forth equity compensation information as of December 31, 2004:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3)
	(a)	(b)	(c)
Equity Compensation Plans Approved By Stockholders (1)	25,820,114	$4.82	13,763,878
Equity Compensation Plans Not Approved By Stockholders	0	$0.00	0
Total	25,820,114	$4.82	13,763,878

(1)	Consists of the Founders Plan, the SIP and ESPP.
(2)	Excludes purchase rights accruing under the ESPP for which our stockholders have approved a total of 8,500,000 shares of common stock issuable thereunder. Under the ESPP, each eligible employee may purchase up to the lesser of (a) 500 shares of common stock or (b) the number derived by dividing $6,250 by 100% of the fair market value of one share of common stock on the first day of the offering period, as defined in the ESPP, during each three-month period at a purchase price equal to 85% of the lesser of the fair market value of a share of stock on the first day of the period or the fair market value of a share of stock on the last day of the period.
(3)	Includes 3,998,928 shares of common stock reserved for future issuance under the ESPP and 9,764,950 shares of common stock available for issuance under the Founders Plan and the SIP. Pursuant to stockholder approval, the number of securities remaining available for future issuance under these equity compensation plans increased by 7,643,717, effective January 1, 2005. This increase is not included in this table. The increase in securities remaining available for future issuance was calculated based on 3.0% of our total number of outstanding shares of common stock as of January 1, 2005.

MISCELLANEOUS INFORMATION

Solicitation of Proxies

The entire cost of soliciting proxies will be borne by us. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies, either personally or by telephone, telegram, facsimile or special delivery letter.

Annual Report/Form 10-K

Our 2004 Annual Report to Stockholders, which includes our Annual Report on Form 10-K (without certain exhibits and financial statements which are excluded from our Annual Report to Stockholders pursuant to Rule 14a-3(b) of the Exchange Act) for the fiscal year ended December 31, 2004, is being mailed concurrently with this proxy statement to all stockholders of record as of March 22, 2005. Those exhibits and financial statements that are excluded from our Annual Report to Stockholders as described above are available for the cost of photocopying. To receive a copy, please write to Director of Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, Phoenix, AZ 85008, email to Investor@onsemi.com, or go to the Investor Relations section of our website at www.onsemi.com.

Other Business

Other than the election of Directors and the ratification of PricewaterhouseCoopers as our independent registered public accounting firm, we do not intend to bring any other matters to be voted on at the meeting. We are not currently aware of any other matters that will be presented by others for action at the meeting. If, however, other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the Board or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Secretary, George H. Cave, at the Company’s address with a request to forward the same to the intended recipient. To the extent it is practicable, such communications will generally be forwarded unopened.

Stockholder Nominations and Proposals

Subject to advance notice provisions contained in our Bylaws, a stockholder of record may propose the nomination of someone for election as a Director by timely written notice to our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s or persons’ written consent to being named in the proxy statement as a nominee); (ii) the name and address of the nominating stockholder, as they appear on our books; and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. In addition, not more than 10 days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure will be disregarded.

Stockholder proposals for the 2006 Annual Meeting must be received at our principal executive offices, 5005 E. McDowell Road, Phoenix Arizona 85008, not later than December 14, 2005, to be considered for inclusion in next year’s proxy statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our Bylaws. You may contact our Secretary at the principal executive offices to request a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals. Generally, our Bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement.

The notice must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the sponsoring stockholder as they appear on our books; (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice; and (iv) any material interest of the sponsoring stockholder in such proposal. In addition, not more than 10 days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure will be disregarded.

Stockholders are urged to mark, sign, date and mail the proxy in the enclosed envelope, postage for which has been provided for mailing in the United States. Your prompt response is appreciated.

GEORGE H. CAVE
Senior Vice President and Secretary
Dated: April 12, 2005

ON SEMICONDUCTOR CORPORATION

MR A SAMPLE

DESIGNATION (IF ANY)

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000000000.000 ext

000000000.000 ext

000000000.000 ext

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C 1234567890 J N T

Mark this box with an X if you have made

changes to your name or address details above.

ON SEMICONDUCTOR CORPORATION - 2005 Annual Meeting Proxy Card

A Election of Directors

The Board of Directors recommends a vote FOR each of the listed director nominees.

1. TO ELECT 3 CLASS III DIRECTORS

01 - Keith D. Jackson

02 - Jerome N. Gregoire

03 - John W. Marren

Except nominee(s) written above. To withhold authority to vote for an individual nominee, write number(s) above.

B Issue

The Board of Directors recommends a vote FOR the following proposal.

2. TO RATIFY PRICEWATERHOUSECOOPERS LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

For Against Abstain

For All

Withhold

All

For all

except

nominees

written in

the right

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS YOU SPECIFY

ABOVE. IF NO SPECIFIC VOTING DIRECTIONS ARE GIVEN BY YOU, THIS PROXY

WILL BE VOTED FOR EACH OF THE LISTED PROPOSALS AND, WITH RESPECT TO

SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR

ANY ADJOURNMENTS OR POSTPONEMENTS IN ACCORDANCE WITH THE

DISCRETION OF THE APPOINTED PROXY. PLEASE SIGN, DATE AND RETURN

THIS PROXY PROMPTLY.

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as it appears on your stock certificate. If acting as attorney, trustee, executor, administrator, custodian, or guardian you should so indicate in signing. If the stockholder is a corporation, please sign the full corporate name, by a duly authorized officer. All joint holders must sign.

Signature 1 - Please keep signature within the box Signature 2 - Please keep signature within the box Date (mm/dd/yyyy)

1 U P X HHH P P P P 005168

Proxy - ON SEMICONDUCTOR CORPORATION

Meeting Details

Description—2005 Annual Meeting of Stockholders

Date & Time—May 18, 2005 at 9:30 a.m. (local time)

Location—Phoenix Airport Marriott at 1101 North 44th Street, Phoenix, AZ 85008

Proxy Solicited on Behalf of the Board of Directors for the 2005 Annual Meeting of Stockholders

I appoint J. Daniel McCranie, Keith D. Jackson and George H. Cave, individually and together, proxies with full power of substitution, to vote all my stock of ON Semiconductor Corporation (the “Company) which I have the power to vote, at the Annual Meeting of Stockholders to be held at the Phoenix Airport Marriott at 1101 North 44th Street, Phoenix, AZ 85008 on Wednesday, May 18, 2005, at 9:30 a.m. local time and at any adjournments or postponements of the meeting. In the absence of specific voting directions from me, my proxies will vote in accordance with the Directors’ recommendations on the reverse side of this card. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF EACH CLASS III DIRECTOR NOMINEE AND (2) RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

YOUR VOTE IS IMPORTANT: PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)